Exhibit 99.2

Contact:	Mark A. Steinkrauss, Vice President, Corporate Relations (312) 592-5384 mark.steinkrauss@teldta.com Julie D. Mathews, Manager, Investor Relations (312) 592-5341 julie.mathews@teldta.com

FOR RELEASE: IMMEDIATE

TDS ANNOUNCES WHEN-ISSUED TRADING FOR SPECIAL COMMON SHARES

CHICAGO – April 26, 2005 – Telephone and Data Systems, Inc. [AMEX:TDS] announced today that effective April 27, 2005, TDS Common Shares will begin trading on the American Stock Exchange (AMEX) with “due bills”. The due bills represent the right to receive the stock dividend of TDS Special Common Shares declared by the TDS Board of Directors on February 17, 2005. The TDS Special Common Shares will trade on a “when-issued” basis under the symbol “TDS.S.WI”.

The stock dividend will consist of one Special Common Share for each issued Common Share and Series A Common Share, including Common Shares held by the Company or subsidiaries of the Company. The stock dividend will also be applied on a fractional basis to any proportionate Common or Series A Common shares held in the company’s dividend reinvestment plans. The stock dividend is expected to be distributed on Friday, May 13, 2005 (Distribution Date) to holders of record at the close of business on Friday, April 29, 2005 (Record Date). TDS Common Shares, traded under the symbol “TDS”, will begin to trade on an “ex-distribution” basis on May 16, 2005.

During the when-issued period TDS Common Shares will trade with due bills attached. Accordingly, any person who purchases TDS Common Shares during the due bill period will acquire the right to receive the stock dividend of Special Common Shares, even if that person was not a record holder on April 29, 2005.

The due bills will require any record holder who sells TDS Common Shares during the due bill period to deliver the right to receive the Special Common Shares to the buyer of the stock on May 18, 2005, the settlement date for due bills. Holders who sell the TDS Common Shares during the due bill period will be selling not only TDS Common Shares but also the right to receive the Special Common Shares via the stock dividend (either as a record holder or as holder of a due bill).

The due bill period is April 27 through May 13. During the due bill period, holders of TDS Common Shares will not be able to trade TDS Common Shares separately from the right to receive the stock dividend.  However, during the same due bill period, holders will be able to trade the Special Common Shares separately from the Common Shares on a when-issued basis. Trading of the Special Common Shares on a when-issued basis is expected to occur during the period of April 27 through May 13, 2005.

TDS Common Shares, traded under the symbol “TDS”, are expected to begin trading on an “ex-distribution” basis, and TDS Special Common Shares, traded under the symbol “TDS.S”, are expected to begin trading “regular way” on May 16, 2005.

Although it is fully expected that the Distribution will become effective on May 13, 2005, if the Distribution does not occur for any unforeseeable reason, all due bills will become null and void.

TDS, a FORTUNE 500 company, is a diversified telecommunications corporation founded in 1969. Through its strategic business units, U.S. Cellular and TDS Telecom, TDS operates primarily by providing wireless and local telephone service. TDS builds value for its shareholders by providing excellent communications services in growing, closely related segments of the telecommunications industry. As of Dec. 31, 2004, the company employed 11,500 people and served 6.1 million customers/units in 36 states.

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